Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Applica Incorporated Reports 2006 Third-Quarter Financial Results
     Miramar, Florida (November 2, 2006) — Applica Incorporated (NYSE: APN) today announced that third-quarter sales for 2006 were $149.2 million compared to sales of $139.6 million in the same period in 2005. Sales for the nine months ended September 30, 2006 were $357.7 million compared to sales of $368.5 million in the same period in 2005. The increase in sales in the quarter was primarily driven by higher sales of Black and Decker® and Littermaid® products, which was partially offset by a decrease in the sale of professional personal care products. The decline in consolidated sales during the first nine months of 2006 was primarily the result of a decrease in the sale of professional personal care products.
     Applica’s gross profit in the third quarter of 2006 was $47.2 million, an increase of 40.4% compared to $33.6 million for the third quarter of 2005. Gross profit margin was 31.7% in the three-month period ended September 30, 2006 as compared to 24.1% for the same period in 2005. Gross margins in the third quarter increased primarily as the result of improvements in product mix and decreases in product returns and related expenses. In addition, gross margins in the third quarter of 2005 were negatively impacted by losses in the Mexico manufacturing operations of $5.5 million related to Applica’s transition from manufacturing to sourcing from third parties in China.
     Applica’s gross profit in the nine months ended September 30, 2006 was $102.8 million, an increase of 36.5% compared to $75.3 million for the nine months ended September 30, 2005. Gross profit margin was 28.8% for the nine months ended September 30, 2006 as compared to 20.4% for the same period in 2005. Gross profit for the first nine months of 2006 included the following:
•	$3.4 million related to a product recall; and

•	the sale of products produced in Mexico that included $2.9 million of capitalized losses related to the closure of Applica’s Mexican manufacturing facility.
     Gross profits for the nine months ended September 30, 2005 were negatively impacted by:
•	$12.8 million in inventory write-downs related to an adjustment to the net realizable value of two products;

•	$12.8 million in losses in the Mexico manufacturing operations related to our transition from manufacturing to sourcing; and

•	$5.2 million in higher product warranty returns and related expenses.
     Operating expenses in the third quarter of 2006 were $39.2 million, or 26.3% of sales, as compared to $37.5 million, or 26.9% of sales in the third quarter of 2005. Operating expenses in the nine months ended September 30, 2006 were $107.0 million, or 29.9% of sales. Operating expenses in the third quarter and first nine months of 2006 included:

•	consulting fees related to the engagement of Alvarez & Marsal, LLP (approximately $100,000 for the third quarter and $1.8 million for the nine months ended September 30, 2006); and

•	expenses related to Applica’s exploration of strategic alternatives and proposed merger with Hamilton Beach/Proctor-Silex (approximately $1.8 million for the third quarter and for the nine months ended September 30,2006).
Operating expenses for the nine months ended September 30, 2005 were $115.1 million, or 31.2% of sales.
     Depreciation and amortization expenses were $1.9 million in the third quarter of 2006 and $5.7 million for the nine months ended September 30, 2006. Depreciation and amortization expenses were $4.5 million in the third quarter of 2005 and $12.3 million for the nine months ended September 30, 2005.
     Applica reported a net profit for the third quarter of 2006 of $3.1 million, or $0.12 per diluted share, compared to a net loss of $8.2 million, or $0.34 per diluted share, for the 2005 third quarter. Applica reported a net loss for the nine months ended September 30, 2006 of $15.8 million, or $0.65 per diluted share, compared to a net loss of $49.6 million, or $2.06 per diluted share, for the nine months ended September 30, 2005.
     As of September 30, 2006, Applica had approximately $163.0 million in total debt outstanding and approximately $36.6 million of availability under its senior credit facility. As of October 31, 2006, Applica had approximately $176.0 million in total debt outstanding and approximately $24.3 million of availability under its senior credit facility. Applica must maintain a minimum average monthly availability of $13 million and a minimum daily availability of $10 million pursuant to the terms of its senior credit facility.
     In October 2006, Applica announced that it has entered into a definitive agreement with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) under which Harbinger Capital Partners will acquire all outstanding shares of Applica that it does not currently own for $6 per share in cash. Harbinger Capital Partners is Applica’s largest shareholder, with ownership of an aggregate of 9,830,800 shares or approximately 40% of the common stock of Applica. The signing of the definitive agreement follows the determination by Applica’s Board of Directors that the Harbinger Capital Partners offer was superior to the terms of Applica’s previous merger agreement with NACCO Industries, Inc. and HB-PS Holding Company, Inc., a wholly owned subsidiary of NACCO. Applica has terminated such merger agreement in accordance with its terms.
     Harry D. Schulman, Applica’s Chairman, President and Chief Executive Officer, said: “We are pleased to reach agreement with Harbinger Capital Partners on a transaction that allows our shareholders to realize immediate liquidity and a substantial premium for their shares. We believe that Applica will have a very bright future under Harbinger’s ownership.”
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding Applica is available at www.applicainc.com.
     Certain matters discussed in this news release are forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Applica believes,” “intends,” “expects,” and similar words or phrases. The forward-looking statements are subject to certain risks, uncertainties or assumptions and may be affected by certain other factors, including the following factors:
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure to obtain approval of the merger from Applica shareholders;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	claims by NACCO Industries, Inc. and HB-PS Holding Company, Inc. related to the termination of their merger agreement with Applica;

•	changes in the sales prices, product mix or levels of consumer purchases of small household appliances;

•	bankruptcy of or loss of major retail customers or suppliers;

•	changes in costs, including transportation costs, of raw materials, key component parts or sourced products;

•	fluctuation of the Chinese currency;

•	delays in delivery or the unavailability of raw materials, key component parts or sourced products;

•	changes in suppliers;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Applica buys, operates and/or sell products;

•	product liability, regulatory actions or other litigation, warranty claims or returns of products; and

•	customer acceptance of changes in costs of, or delays in the development of new products.
     Other risks and uncertainties are detailed in Applica’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2005. Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.
     In connection with the proposed transaction, Applica intends to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APPLICA, THE PROPOSED TRANSACTION AND RELATED MATTERS. The final proxy statement will be mailed to Applica shareholders.
     Investors and security holders will be able to obtain free copies of these documents when they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction will be included in the proxy statement to be filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.

Applica Incorporated and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	September 30,
	2006	December 31,
	(Unaudited)	2005
Assets

Current Assets:
Cash and cash equivalents	$5,477	$4,464
Accounts and other receivables, less allowances of $7,039 in 2006 and $8,773 in 2005	127,682	140,479
Inventories	131,301	101,638
Prepaid expenses and other	9,919	11,137
Refundable income taxes	2,562	3,661
Future income tax benefits	1,287	1,249

Total current assets	278,228	262,628
Property, Plant and Equipment - at cost, less accumulated depreciation of $50,921 in 2006 and $46,755 in 2005	16,481	19,715
Future Income Tax Benefits, Non-Current	9,091	9,185
Intangibles, Net	1,181	1,765
Other Assets	2,944	3,989

Total Assets	$307,925	$297,282

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$48,467	$33,682
Accrued expenses	42,289	50,034
Short-term debt	87,205	69,524
Current taxes payable	4,933	3,747
Deferred rent	863	919

Total current liabilities	183,757	157,906
Other Long-Term Liabilities	337	475
Long-Term Debt	75,750	75,750
Shareholders’ Equity:
Common stock — authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,847 shares in 2006 and 24,179 in 2005	2,485	2,418
Paid-in capital	161,078	159,226
Accumulated deficit	(111,577)	(95,749)
Accumulated other comprehensive loss	(3,905)	(2,744)

Total shareholders’ equity	48,081	63,151

Total Liabilities and Shareholders’ Equity.	$307,925	$297,282

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,
	2006		2005
	(In thousands, except per share data)
Net sales	$149,184	100.0%	$139,637	100.0%
Cost of sales:
Cost of goods sold	101,960	68.3	101,247	72.5
Restructuring charges	—	—	4,744	3.4

	101,960	68.3	105,991	75.9

Gross profit	47,224	31.7	33,646	24.1

Operating expenses	39,165	26.3	37,533	26.9

Operating income (loss)	8,059	5.4	(3,887)	(2.8)

Other expense (income):
Interest expense	3,371	2.3	2,888	2.1
Interest and other income	(125)	(0.1)	(848)	(0.6)

	3,246	2.2	2,040	1.5

Income (loss) before income taxes	4,813	3.2	(5,927)	(4.2)
Income tax provision	1,707	1.1	2,252	1.6

Net income (loss)	$3,106	2.1%	$(8,179)	(5.9)%

Income (loss) per common share:
Income (loss) per common share — basic	$0.13		$(0.34)

Income (loss) per common share — diluted	$0.12		$(0.34)

Applica Incorporated and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended September 30,
	2006		2005
	(In thousands, except per share data)
Net sales	$357,685	100.0%	$368,544	100.0%
Cost of sales:
Cost of goods sold	254,841	71.2	283,324	76.9
Restructuring charges	—	—	9,887	2.7

	254,841	71.2	293,211	79.6

Gross profit	102,844	28.8	75,333	20.4

Operating expenses	106,993	29.9	115,086	31.2

Operating loss	(4,149)	(1.2)	(39,753)	(10.8)

Other expense (income):
Interest expense	8,830	2.5	7,971	2.2
Interest and other income	(374)	(0.1)	(1,638)	(0.4)

	8,456	2.4	6,333	1.7

Loss before income taxes	(12,605)	(3.5)	(46,086)	(12.5)
Income tax provision	3,223	0.9	3,550	1.0

Net loss	$(15,828)	(4.4)%	$(49,636)	(13.5)%

Loss per common share:
Loss per common share — basic and diluted	$(0.65)		$(2.06)